EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Ritu Chandy, certify that:

1.	I am a duly authorized officer of BMW Financial Services NA, LLC;

2.
I have reviewed the terms of that certain Sale and Servicing Agreement, dated as of August 1, 2011 (the “Sale and Servicing Agreement”), among BMW Financial Services NA, LLC, as Seller, Servicer (in such capacity, the “Servicer”), Administrator and Custodian, Citibank, N.A., as Indenture Trustee, BMW FS Securities LLC, as Depositor, and BMW Vehicle Owner Trust 2011-A, as Issuer and I have made, or have caused to be made under my supervision, a detailed review of the activities of the Servicer and the performance of its obligations thereunder during the period from January 1, 2014 to December 31, 2014;

3.
To the best of my knowledge, based on the review described in paragraph 2, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects during the period from January 1, 2014 to December 31, 2014, except as set forth below.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Servicer has taken, is taking, or proposes to take with respect to each such condition or event:

NONE.

Dated:  March 20, 2015

By:  /s/ Ritu Chandy
Name:  Ritu Chandy
Title: Vice President – Finance & CFO
BMW Financial Services NA, LLC